UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2017

WCF BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-37832	81-2510023
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

401 Fair Meadow Drive, Webster City, Iowa	50595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (515) 832-3071

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with a separation and release agreement between WCF Bancorp, Inc. (the “Company”), WCF Financial Bank (the “Bank”) and Kyle R. Swon dated January 31, 2017 (the “Separation Agreement”), Mr. Swon voluntarily resigned as Senior Vice President of the Company and the Bank and as a member of the Board of the Directors of the Company and the Bank.

The Separation Agreement provides that Mr. Swon’s current change in control agreement with the Bank terminated as of January 31, 2017. In consideration of his full and final release of any claims against the Company and the Bank and providing general advisory services with transitioning client and customer relationships of the Bank, Mr. Swon will be paid a cash payment of $56,586.98, payable in six equal monthly installments of $9,097.83 in arrears over the six month period immediately following the date of the Separation Agreement. In addition, if Mr. Swon elects to continue to participate in the Bank’s group health insurance plan under COBRA, the Bank would pay 50 percent of the cost of such coverage during the first six months of the COBRA period.

The foregoing description of the Separation Agreement does not purport to be complete and it is qualified in its entirety by reference to the copy of the Separation Agreement that is included as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01    Financial Statements and Exhibits.

(a)	Exhibits.
10.1       Separation and Release Agreement by and between WCF Bancorp, Inc., WCF Financial Bank and Kyle R. Swon, dated January 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WCF BANCORP, INC.
DATE: January 31, 2017	By:	/s/ Stephen L. Mourlam
Stephen L. Mourlam
President and Chief Executive Officer